Exhibit 3.2

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL
AND CO-SALE AGREEMENT

THIS AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT is made as of July 14, 2017 by and among Denim.LA, Inc., a Delaware corporation (the “Company”), the Rights Holders listed on Schedule A, the Key Holders listed on Schedule B and the Investors listed on Schedule C. For the avoidance of doubt, each Person that is a party to the Purchase Agreement (as defined below) as an “Investor” thereunder is hereby deemed automatically, and without any further action, to have joined this Agreement and become a party hereof as an “Investor” pursuant to Section 2(b) of the Purchase Agreement, notwithstanding any failure by such Person have executed or delivered this Agreement to any other party hereof.

WHEREAS, the Company, the Key Holders, the Rights Holders and certain of the Investors (the “Prior Investors”) previously entered into an Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 8, 2016, (the “Prior Agreement”), in connection with the purchase of shares of Series Seed Preferred Stock of the Company, par value $0.0001 per share (“Series Seed Preferred Stock”) and/or Series A Preferred Stock of the Company, par value $0.0001 per share (“Series A Preferred Stock”);

WHEREAS, the Key Holders, the Rights Holders, the Prior Investors and the Company desire to induce certain of the Investors to purchase shares of Series A-2 Preferred Stock of the Company, par value $0.0001 per share (“Series A-2 Preferred Stock”), pursuant to the Subscription Agreement dated as of the date hereof by and among the Company and certain of the Investors (the “Purchase Agreement”) by amending and restating the Prior Agreement to provide the Investors with the rights and privileges as set forth herein.

NOW, THEREFORE, the Company, the Key Holders, the Rights Holders and the Investors agree as follows:

1.	Definitions.

1.1.          “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2.          “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, any Rights Holder, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Rights Holder, Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

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1.3.          “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.

1.4.           “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.5.          “Common Stock” means shares of Common Stock of the Company, $0.0001 par value per share.

1.6.          “Company Notice” means written notice from the Company notifying the selling Key Holders that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.7.          “Family Member” of any Key Holder means any child, stepchild, grandchild, parent, stepparent, grandparent, sibling (in each of the foregoing cases, whether natural or through adoption), the spouse or Spousal Equivalent of any of the foregoing, the Key Holder’s spouse or Spousal Equivalent, any other direct lineal descendant or antecedent of such Key Holder (or his or her spouse or Spousal Equivalent) or any other relative approved by the Board of Directors of the Company.

1.8.          “Investor Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.9.          “Investor” means the persons named on Schedule C hereto, each person to whom the rights of an Investor are assigned pursuant to Subsection 6.8, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.10(b) and any one of them, as the context may require.

1.10.        “Rights Holder Notice” means written notice from a Rights Holder notifying the Company and the selling Key Holder that such Rights Holder intends to exercise its Tertiary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.11.        “Rights Holders” means the persons named on Schedule A hereto, each person to whom the rights of a Rights Holder are assigned pursuant to Subsection 6.8, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.10(a) and any one of them, as the context may require.

1.12.        “Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Subsection 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.8 or 6.16 and any one of them, as the context may require.

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1.13.        “Person” means any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

1.14.        “Preferred Stock” means collectively, all shares of Series Seed Preferred Stock of the Company, par value $0.0001 per share, Series A Preferred Stock of the Company, par value $0.0001 per share and Series A-2 Preferred Stock of the Company, par value $0.0001 per share.

1.15.        “Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

1.16.        “Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

1.17.        “Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

1.18.        “Right of Co-Sale” means the right, but not an obligation, of a Rights Holder or an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.19.        “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.20.        “Secondary Notice” means written notice from the Company notifying the Rights Holders, the Investors and the selling Key Holder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Key Holder Transfer.

1.21.        “Secondary Refusal Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.22.        “Spousal Equivalent” of any relevant individual means an individual that is registered as a domestic partner of such relevant person under the laws of the State of California or any other law having similar effect, or provided the following circumstances are true with respect to such relevant person and the Spousal Equivalent: (a) irrespective of whether or not the relevant individual and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last 12 months, (b) they intend to remain so indefinitely, (c) neither are married to anyone else, (d) both are at least 18 years of age and mentally competent to consent to contract, (e) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (f) they are jointly responsible for each other's common welfare and financial obligations, and (g) they reside together in the same residence for the last 12 months and intend to do so indefinitely.

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1.23.        “Tertiary Notice” means written notice from the Company notifying the Rights Holders and the selling Key Holder that the Investors have failed to exercise their Secondary Right of First Refusal as to all remaining shares of Transfer Stock with respect to any Proposed Key Holder Transfer.

1.24.        “Tertiary Refusal Right” means the right, but not an obligation, of each Rights Holder to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Rights Holders) of any Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Rights, on the terms and conditions specified in the Proposed Transfer Notice.

1.25.        “Transfer Stock” means shares of Capital Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Preferred Stock or Common Stock issued or issuable upon conversion of Preferred Stock.

1.26.        “Undersubscription Notice” means written notice from a Rights Holder or an Investor notifying the Company and the selling Key Holder that such Rights Holder or Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal, the Secondary Refusal Right or the Tertiary Refusal Right.

2.	Agreement Among the Company, the Rights Holders, the Investors and the Key Holders.

2.1.	Right of First Refusal.

(a)          Grant. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee. In the event of a conflict between this Agreement and any other agreement that may have been entered into, or may be entered into in the future, by a Key Holder with the Company that contains any other right of first refusal in favor of the Company and that does not expressly and specifically amend this Section 2 of this Agreement (including without limitation any such provision set forth in any stock purchase agreement and/or stock option agreement for securities issued to the Key Holder under the Company’s equity incentive plan before, on or after the date hereof), the Company and the Key Holder acknowledge and agree that the terms of this Agreement shall control and the other rights of first refusal shall be deemed satisfied by compliance with this Subsection 2.1(a) and Subsection 2.1(b). In the event of a conflict between this Agreement and the Company’s Bylaws containing another right of first refusal, the terms of the Bylaws will control and compliance with the Bylaws shall be deemed compliance with this Subsection 2.1(a) and Subsection 2.1(b) in full.

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(b)          Notice. Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company, each Investor and each Rights Holder not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Key Holder within fifteen (15) days after delivery of the Proposed Transfer Notice.

(c)          Grant of Secondary Refusal Right to Investors. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to each Investor and Rights Holder to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, an Investor must deliver an Investor Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence. To the extent that an Investor does not deliver an Investor Notice to the selling Key Holder and the Company within the 10-day period specified in the preceding sentence (the “Investor Notice Period”), such Investor shall be deemed to have waived its Secondary Refusal Right with respect to such Proposed Key Holder Transfer.

(d)          Undersubscription of Transfer Stock by Investors. If options to purchase have been exercised by the Company and the Investors with respect to some but not all of the Transfer Stock by the end of the Investor Notice Period, then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Initial Company Undersubscription Notice”) to those Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Subsection 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Initial Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Key Holder of that fact.

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(e)          Grant of Tertiary Refusal Right to Rights Holders. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Rights Holders a Tertiary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal and not purchased by the Investors pursuant to the Secondary Right of First Refusal, as provided in this Subsection 2.1(e). If the Investors fail to purchase all Transfer Stock by exercising their Secondary Right of First Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Tertiary Notice to the selling Key Holder and to each Rights Holder to that effect no later than fifteen (15) days after the lapse of the final deadline or the delivery of the last notice (whichever is later) required under Subsections 2.1(c) and 2.1(d). To exercise its Tertiary Refusal Right, a Rights Holder must deliver a Rights Holder Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Tertiary Notice as provided in the preceding sentence. To the extent that a Rights Holder does not deliver a Rights Holder Notice to the selling Key Holder and the Company within the 10-day period specified in the preceding sentence (the “Rights Holder Notice Period”), such Rights Holder shall be deemed to have waived its Tertiary Refusal Right with respect to such Proposed Key Holder Transfer.

(f)          Undersubscription of Transfer Stock by Rights Holders. If options to purchase have been exercised by the Company and the Rights Holders with respect to some but not all of the Transfer Stock by the end of the Rights Holder Notice Period, then the Company shall, immediately after the expiration of the Rights Holder Notice Period, send written notice (the “Secondary Company Undersubscription Notice”) to those Rights Holders who fully exercised their Tertiary Refusal Right within the Rights Holder Notice Period (the “Exercising Rights Holders”). Each Exercising Rights Holder shall, subject to the provisions of this Subsection 2.1(f), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Rights Holder must deliver an Undersubscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Rights Holder Notice Period. In the event there are two or more such Exercising Rights Holders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(f) shall be allocated to such Exercising Rights Holders pro rata based on the number of shares of Transfer Stock such Exercising Rights Holders have elected to purchase pursuant to the Tertiary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Rights Holder has elected to purchase pursuant to the Secondary Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Rights Holders, the Company shall immediately notify all of the Exercising Rights Holders and the selling Key Holder of that fact.

(g)          Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in cash, then payment of the purchase price will be made by the Company, the Investors or the Rights Holders, as applicable, (i) by check or by wire transfer of immediately available funds, (ii) by cancellation of all or a portion of any outstanding indebtedness of the Key Holder to the Company, the Investor(s) or Rights Holder(s), as applicable, or (iii) by any combination of the foregoing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice, which determination will be binding upon the Company, the Rights Holders, the Investors and the Key Holder absent fraud or error. If the Company, any Investor or any Rights Holder cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company, such Investor or such Rights Holder may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company, the Investors and the Rights Holders shall take place, and all payments from the Company, the Investors and the Rights Holders shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer and (ii) sixty (60) days after delivery of the Proposed Transfer Notice.

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(h)          Rights as a Stockholder. To the extent that the Company, an Investor or a Rights Holder exercises its Right of First Refusal, Secondary Refusal Right or Tertiary Refusal Right to purchase all or any portion of the Transfer Stock, then, upon consummation of such purchase, the selling Key Holder will have no further rights as a holder of the Transfer Stock except the right to receive payment for the Transfer Stock from the Company, the Investor or the Rights Holder in accordance with the terms of this Agreement, and the selling Key Holder will forthwith cause all certificate(s) evidencing such Transfer Stock to be surrendered to the Company, properly endorsed for transfer to the Company, to the Investors or to the Rights Holders, as applicable.

2.2.	Right of Co-Sale.

(a)          Exercise of Right. If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Subsection 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor and Rights Holder (other than a Rights Holder that is the Key Holder that is proposing the Proposed Key Holder Transfer (an “Excluded Rights Holder”)) may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Subsection 2.2(b) below and, subject to Subsection 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Investor and Rights Holder (other than an Excluded Rights Holder) who desires to exercise its Right of Co-Sale (each, a “Participating Investor” or “Participating Rights Holder,” as applicable) must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Tertiary Notice described above, and upon giving such notice such Participating Investor or Participating Rights Holder shall be deemed to have effectively exercised the Right of Co-Sale

(b)          Shares Includable. Each Participating Investor or Participating Rights Holder may include in the Proposed Key Holder Transfer all or any part of such Participating Investor’s or Participating Rights Holder’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer (excluding shares purchased by the Company, the Participating Investors or the Participating Rights Holders pursuant to the Right of First Refusal, the Secondary Refusal Right or the Tertiary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Investor or Participating Rights Holder immediately before consummation of the Proposed Key Holder Transfer, and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Investors and Participating Rights Holders immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of shares of Transfer Stock held by the selling Key Holder. To the extent one or more of the Participating Investors and/or Participating Rights Holders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

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(c)          Purchase and Sale Agreement. The Participating Investors and Participating Rights Holders and the selling Key Holder agree that the terms and conditions of any Proposed Key Holder Transfer in accordance with Subsection 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee(s) (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction and reflecting the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Note, and the Participating Investors, Participating Rights Holders and the selling Key Holder further covenant and agree to enter into such Purchase and Sale Agreement with each other and the Prospective Transferee(s) as a condition precedent to any sale or other transfer in accordance with this Subsection 2.2. For the avoidance of doubt, the Participating Investors and the Participating Rights Holders agree that at the request of the selling Key Holder or any Prospective Transferee(s), the Purchase and Sale Agreement shall include customary representations and warranties of the Participating Investors or Participating Rights Holder(s), as applicable, including, but not limited to, the following: (i) that each Participating Investor and Participating Rights Holder holds all right, title and interest in and to the shares that such Participating Investor or Participating Rights Holder, as applicable, is selling or transferring under the Purchase and Sale Agreement, free and clear of all liens and encumbrances, (ii) that the obligations of each Participating Investor or Participating Rights Holder, as applicable, in connection with the transaction under the Purchase and Sale Agreement have been duly authorized, if applicable, (iii) that the documents to be entered into by each Participating Investor or Participating Rights Holder, as applicable, in connection with the Purchase and Sale Agreement have been duly executed by such Participating Investor or Participating Rights Holder, as applicable, and delivered to the selling Key Holder and the Prospective Transferee(s) and are enforceable against each Participating Investor or Participating Rights Holder, as applicable, in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction contemplated under the Purchase and Sale Agreement, nor the performance of each Participating Investor’s or Participating Rights Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency.

(d)          Allocation of Consideration. The aggregate consideration payable to the Participating Investor and Participating Rights Holders and the selling Key Holder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Investor, each Participating Rights Holder and the selling Key Holder as provided in Subsection 2.2(b), provided that if a Participating Investor or a Participating Rights Holder wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the applicable conversion ratio of the Preferred Stock into Common Stock.

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(e)          Purchase by Selling Key Holder; Deliveries. Notwithstanding Subsection 2.2(c) above, if any Prospective Transferee(s) refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor(s) or Participating Rights Holder(s) or upon the failure to negotiate in good faith a Purchase and Sale Agreement with customary terms and provisions for such a transaction and reflecting the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Note, no Key Holder may sell any Transfer Stock to such Prospective Transferee(s) unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor(s) or such Participating Rights Holder(s), as applicable, on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Subsection 2.2(d). In connection with such purchase by the selling Key Holder, such Participating Investor, Investor, Participating Rights Holder or Rights Holders shall deliver to the selling Key Holder a stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Key Holder. Each such stock certificate delivered to the selling Key Holder will be transferred to the Participating Investor or Prospective Transferee, as applicable, against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Purchase and Sale Agreement, and the selling Key Holder shall concurrently therewith remit or direct payment to each such Participating Investor or Participating Rights Holder, as applicable, the portion of the aggregate consideration to which each such Participating Investor or Participating Rights Holder, as applicable, is entitled by reason of its participation in such sale as provided in this Subsection 2.2(e).

(f)          Additional Compliance. If the Right of First Refusal, the Secondary Refusal Right, the Tertiary Refusal Right and the Right of Co-Sale have lapsed or been waived as to any portion of the Transfer Stock, then the Key Holder may transfer that portion of the Transfer Stock to any Proposed Transferee(s) named in the Proposed Transfer Notice, at a price and on terms set forth in the Proposed Transfer Notice (or at a higher price and/or on terms more favorable to the selling Key Holder than those set forth in the Proposed Transfer Notice), provided that such Proposed Key Holder Transfer (i) is consummated within one hundred twenty (120) days after receipt of the Proposed Transfer Notice by the Company, and (ii) is in accordance with all the terms of this Agreement. If any Proposed Key Holder Transfer is not consummated within one hundred twenty (120) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor or Rights Holder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 2.2.

2.3.	Effect of Failure to Comply.

(a)          Transfer Void. Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company, nor shall the Company be required to treat as owner of any Capital Stock, or accord the right to vote or pay dividends to, any purchaser, donee or other transferee to whom such Capital Stock may have been so transferred.

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(b)          Violation of First Refusal Right. If any Key Holder becomes obligated to sell any Transfer Stock to the Company or any Participating Investor or Rights Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Participating Investor and/or Rights Holder may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company, such Investor or such Rights Holder (or request that the Company effect such transfer in the name of an Investor or a Rights Holder) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c)          Violation of Co-Sale Right. If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Investor or Rights Holder who desires to exercise its Right of Co-Sale under Subsection 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Investor or Rights Holder the type and number of shares of Capital Stock that such Investor or Rights Holder would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Subsection 2.2. The sale will be made on the same terms, including, without limitation, as provided in Subsection 2.2(d), and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor or Rights Holder, as applicable, learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 2.2. Such Key Holder shall also reimburse each Investor and Rights Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s or Rights Holder’s (as applicable) rights under Subsection 2.2.

3.	Exempt Transfers.

3.1.          Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsections 2.1 and 2.2 shall not apply:

(a)          in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, retired members, partners, retired partners or other equity holders;

(b)          to a repurchase by the Company of Transfer Stock from a Key Holder that is a former employee, officer, director, consultant or other person who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at either the original purchase price or the then-current fair market value thereof;

(c)          to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledge thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder making such pledge;

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(d)          in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder (i) to his or her Family Member(s) or any custodian or trustee of any trust, partnership, limited liability company or other entity for the benefit of, or the ownership interests of which are owned (directly or indirectly) wholly by, such Key Holder or any such Family Member(s); (ii) to the estate of such Key Holder and/or any Family Member(s) of such Key Holder; or (iii) otherwise by devise or descent or made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy; or

(e)          to the sale by the Key Holder of up to 5% of the Capital Stock held by such Key Holder as of the date that such Key Holder first became party to this Agreement;

provided that in the case of clauses 3.1(a), (c), (d) or (e):

(i)          the Key Holder shall deliver written notice to the Rights Holders of such pledge, gift or transfer within thirty (30) days after the closing thereof;

(ii)         such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement; and

(iii)        such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 2.

3.2.          Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”) or (b) pursuant to a Deemed Liquidation Event (as defined in the Certificate of Incorporation) or Change of Control.

3.3.          Prohibited Transferees. Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock solely in reliance on Section 3.1(c) or 3.1(e) above to (a) any entity which, in the reasonable determination of the Company’s Board of Directors, directly competes with the Company or (b) any then-current and active customer, distributor or supplier of the Company, if the Company’s Board of Directors should reasonably determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.             Legend. Each certificate representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

11

Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, that the Company may issue appropriate “stop transfer” instructions, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.	Lock-Up.

5.1.          Agreement to Lock-Up. Each Key Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) days in the case of the Company’s initial public offering ( the “IPO”), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), or (y) ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock (whether such shares of Capital Stock are then owned by the Key Holder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Key Holders if all officers, directors and holders of more than five percent (5%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with the IPO and/or other registration(s) are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Key Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO and/or other registration(s) that are consistent with this Section 5 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all holders of Capital Stock subject to such agreements, based on the number of shares subject to such agreements.

5.2.          Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder (and transferees and assignees thereof) until the end of such restricted period.

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5.3.          Other Agreements. In the event of a conflict between this Agreement and any other agreement that may have been entered into, or may be entered into in the future, by a Key Holder with the Company that contains a lock-up or “market stand-off” provision and that does not expressly and specifically amend this Section 5 of this Agreement (including without limitation any such provision set forth in any stock purchase agreement and/or stock option agreement for securities issued to the Key Holder under the Company’s equity incentive plan before, on or after the date hereof), the Company and the Key Holder acknowledge and agree that the terms of this Section 5 of this Agreement shall control, and the other lock-up or “market stand-off” provisions shall be deemed satisfied by compliance with this Section 5.

6.	Miscellaneous.

6.1.          Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO, (b) the consummation of a Deemed Liquidation Event (as defined in the Certificate of Incorporation) or Change of Control and (c) termination of this Agreement in accordance with Subsection 6.8 below.

6.2.          Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3.          Ownership. Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4.          Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Los Angeles County, California, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Central District of California or any court of the State of California having subject matter jurisdiction.

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6.5.          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A, Schedule B or Schedule C hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5, or if to the Company, then to the address set forth on the Company’s signature page to this Agreement.

6.6.          Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the stock purchase agreements by which each Key Holder purchased its shares of Capital Stock, the Purchase Agreement and the Certificate of Incorporation constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.7.          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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6.8.          Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the holders of a majority of the shares of Preferred Stock and/or Common Stock issued or issuable upon conversion of Preferred Stock and held by all Investors (voting as a single class and on an as-converted basis) (excluding all shares of Series A Preferred Stock, Series A-2 Preferred Stock and all shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock and Series A-2 Preferred Stock), (c) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants and (d) the holders of a majority of the shares of Common Stock then held by the Rights Holders (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Rights Holders, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor, Rights Holder or Key Holder without the written consent of such Investor, Rights Holder or Key Holder unless such amendment, modification, termination or waiver applies to all Investors, Rights Holders and Key Holders, respectively, in the same fashion, (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply directly to the Key Holders, (iii) Schedule B hereto may be amended by the Company from time to time to add information regarding additional Key Holders in accordance with Subsection 6.17 of this Agreement, in each case without the consent of the other parties hereto, and (iv) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. For purposes of this Subsection 6.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Company’s stockholders circulated by the Company and executed by the Key Holder or Rights Holder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.9.	Assignment of Rights.

(a)          Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)          Any successor or permitted assignee of any Key Holder, Investor or Rights Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, or any transferee of any Rights Holder or Investor in accordance with Subsection 6.9(c) below, shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each such successor, permitted transferee or permitted assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Key Holder, Investor or Rights Holder, as applicable. The Company shall not permit the transfer of the Capital Stock subject to this Agreement on its books or issue a new certificate representing any such Capital Stock unless and until such transferee shall have complied with the terms of this Subsection 6.9(b). Any transfer of shares of Capital Stock in contravention of the foregoing shall be void ab initio. Each certificate representing the shares of Capital Stock held by Key Holders subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 4.

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(c)          The rights of the Rights Holders hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by a Rights Holder to any Affiliate or (ii) to an assignee or transferee who acquires at least 50,000 shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to the conditions set forth in Subsection 6.9(b) above. The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate or (ii) to an assignee or transferee who acquires at least 50,000 shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to the conditions set forth in Subsection 6.9(b) above.

(d)          Except in connection with an assignment by the Company (including without limitation by operation of law) to any acquirer of the Company (including without limitation in any Change of Control, asset sale or other Deemed Liquidation Event), the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.10.        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11.	Additional Rights Holders and Investors.

(a)          Notwithstanding anything to the contrary contained herein, upon the written consent and instruction of all the then-current Rights Holders, the Company shall require that any purchaser of shares of the Company’s Capital Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Rights Holder hereunder. In either event, each such Person thereafter shall be deemed a Rights Holder for all purposes under this Agreement.

(b)          Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, as a condition to the issuance of such shares, the Company shall require that any purchaser of shares of the Company’s Capital Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor hereunder. In either event, each such Person thereafter shall be deemed an Investor for all purposes under this Agreement.

6.12.         Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

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6.13.         Titles and Subtitles; References. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

6.14.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and enforceable against the parties actually executing such counterparts.

6.15.         Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.16.         Specific Performance. Each party acknowledges and agrees that each other party hereto will be irreparably damaged and substantially harmed, and that monetary damages would not adequately compensate an injured party hereunder, in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, each party hereto unconditionally and irrevocably agrees that each other party hereto shall be entitled to protective orders, temporary and/or permanent injunctions, restraining orders and/or other equitable relief against any breaches or threatened breaches of this Agreement, and to specific performance and/or specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, and other remedies available in law or in equity (including, without limitation, specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement). Further, each party to this Agreement hereby waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.17.         Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) ten percent (10%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Key Holder and thereafter such employee or consultant shall be deemed a Key Holder for all purposes under this Agreement.

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6.18.         Consent of Spouse. If any Key Holder is married on the date of this Agreement, such Key Holder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Key Holder’s shares of Capital Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Key Holder should marry or remarry subsequent to the date of this Agreement, such Key Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

6.19.         Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.20.         Costs and Attorneys’ Fees. Notwithstanding any other provision herein, if any action at law or in equity (including arbitration) is instituted under or in relation to this Agreement, including without limitation to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the losing party all fees, costs and expenses of enforcing or interpreting the terms of this Agreement, including without limitation reasonable attorneys’ and accountants’ fees, costs and necessary disbursements (including with respect to appeals) in addition to any other relief to which such party may be entitled.

6.21.         Effect on Prior Agreement. Upon the effectiveness of this Agreement, the Prior Agreement automatically shall terminate and be of no further force and effect and shall be amended and restated in its entirety as set forth in this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

Denim.LA, Inc.

By:
Corey Epstein, President

Address:

With a copy (which shall not constitute notice) to:

Strategic Law Partners, LLP
Attn: Bradley Schwartz
500 South Grand Avenue, Suite 2050
Los Angeles, California 90071

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

RIGHTS HOLDER:

By:
Corey Epstein

KEY HOLDERS:

By:
Corey Epstein

By:
Mark Lynn

By:
Ryan Jaleh

By:
Marcus Martinez

Additional Key Holders:

Signature:

Name:

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

INVESTOR:

(Print Name of Investor)

By:

Name:
(print)

Title:

Address:

SCHEDULE A
RIGHTS HOLDERS

Name and Address	Number of Shares Held
Corey Epstein 1134 11th Street, Unit 101 Santa Monica, CA 90403	6,050,000 shares of Common Stock; 617,122 shares of Series Seed Preferred Stock

SCHEDULE B
KEY HOLDERS

Name and Address	Number of Shares Held
Corey Epstein 1134 11th Street, Unit 101 Santa Monica, CA 90403	6,050,000 shares of Common Stock; 617,122 shares of Series Seed Preferred Stock

Ryan Jaleh 11938 Dorothy Street Apt. 4 Los Angeles, CA 90049	245,060 shares of Common Stock; 101,847 shares of Series Seed Preferred

Marcus Martinez 2019 Lake Shore Ave. Los Angeles, CA 90039	241,289 shares of Common Stock

Mark Lynn 13700 Marina Pointe Drive Marina Del Rey, CA 90292	2,688,889 shares of Common Stock; Options to purchase up to 3,361,111 shares of Common Stock

SCHEDULE C
INVESTORS

Common Stock and Preferred Stock

Name and Address	Number of Shares Held
Corey Epstein 1134 11th St., Unit 101 Santa Monica, CA 90403	6,050,000 shares of Common Stock; 617,122 shares of Series Seed Preferred Stock
Ryan Jaleh 11938 Dorothy Street, Apt. 4 Los Angeles, CA 90049	245,060 shares of Common Stock; 101,847 shares of Series Seed Preferred

Series Seed Preferred Stock

Name and Address	Number of Shares Held
Amplify.LA Capital, LLC c/o Paul Bricault, Managing Director 1600 Main St. Venice, CA 90291	1,222,364

Paige Craig 714 Kensington Rd. Santa Monica, CA 90405	773,335

Siemer Ventures II, LP Attn: Eric Manlunas, Managing Partner 1333 2nd St., Suite 600 Santa Monica, CA 90401	1,004,400

Baroda Ventures LLC Attn: Peter T. Lee, President 245 South Beverly Drive Beverly Hills, CA 90212	773,335

Plus Capital, LP Attn: Adam Lilling, Managing Partner 100 Wishire Blvd. #200 Santa Monica, CA 90401	773,139

Siemer Ventures II, LP Attn: Eric Manlunas, Managing Partner 1333 2nd St., Suite 600 Santa Monica, CA 90401	338,019

Baroda Ventures LLC Attn: Peter T. Lee, President 245 South Beverly Drive Beverly Hills, CA 90212	241,667

Name and Address	Number of Shares Held
Dennis Phelps 333 Main St., #9E San Francisco, CA 94105 dbrianphelps@yahoo.com	241,381

CAA Ventures c/o Michael A. Zobel, President 2000 Avenue of the Stars Los Angeles, CA 90067	480,470

SLP Ventures II, LLC c/o Bradley Schwartz, Manager 4166 Woodleigh Lane La Canada, CA 91011	238,885

Crunch Fund I, L.P. c/o Greenough Group 1350 Old Bayshore Highway, Suite 920 Burlingame, CA 94010	713,462

Welle Family Trust c/o Bernhard J. Welle, General Parnter 6636 County Road 250 Durango, CO 81301	237,022

SC Enterprises Worldwide LLC 130 West 19th St., 12D New York, New York 10011	237,022

TenOneTen Ventures, LLC c/o David Waxman, Managing Member 137 N. Larchmont Blvd. #494 Los Angeles, CA 90004	473,881

Viking Power c/o Daniel Brown 1553 Platte St., Ste. 204 Denver, CO 80202	236,920

Dennis Phelps 333 Main St., #9E San Francisco, CA 94105 dbrianphelps@yahoo.com	236,920

Amplify.LA Capital, LLC c/o Paul Bricault, Managing Director 1600 Main St. Venice, CA 90291	236,900

Amplify.LA Capital II, LLC c/o Paul Bricault, Managing Director 1600 Main St. Venice, CA 90291	118,450

Name and Address	Number of Shares Held
Crunch Fund I, L.P. c/o Greenough Group 1350 Old Bayshore Highway, Suite 920 Burlingame, CA 94010	236,879

Michael Lastoria 215 I St. NE, #402 Washington, DC 20002	236,859

Mark L. Epstein 6410 Country Road 250 Durango, CO 81301	236,797

Lahona Ventures LLC c/o Andrew Lahona, Manager/Member 9164 E. Lost Hill Trail Lone Tree, CO 80124	236,756

Siemer Ventures II LP Attn: Eric Manlunas, Managing Partner 1333 2nd St., Suite 600 Santa Monica, CA 90401	709,103

Demarest Films, LLC 11925 Wilshire Boulevard, Suite 310 Los Angeles, CA 90025 Attn: Sam Englebardt	235,713

Tom McInerny 2151 5th Ave W. Seattle, WA 98119	235,365

Glenn E. Montgomery 4855 Willow Stone Heights Colorado Springs, CO 80906	117,611

Daniel Brown 4514 W. 34th Ave. Denver, CO 80212	117,550

Mark L. Epstein 6410 Country Road 250 Durango, CO 81301	117,324

The Bernhard J. and Diane H. Welle Family Trust c/o Bernhard J. Welle, General Partner 6636 County Road 250 Durango, CO 81301	234,588

The Academy, LLC c/o Nicholas Gross 760 N. Cahuenga Blvd. Los Angeles, CA 90038	117,284

Dave Berlin 1900 16th Street, Suite 230 Denver, CO 80202	234,362

Randy Nichols 1899 Wynkoop St. #425 Denver, CO 80202	935,731

Name and Address	Number of Shares Held
Plus Capital, LP Attn: Adam Lilling, Managing Partner 100 Wishire Blvd. #200 Santa Monica, CA 90401	185,771

The Mandel Company Attn: Robert Mandel, President 9100 Wilshire Blvd., 400W Beverly Hills, CA 90212	185,722

Zillion, LLC c/o Trevor Pettennude 1215 Delaware St. Denver, CO 80204	539,088

Zillion, LLC c/o Trevor Pettennude 1215 Delaware St. Denver, CO 80204	1,113,940

Zillion, LLC c/o Trevor Pettennude 1215 Delaware St. Denver, CO 80204	371,313

Zillion, LLC c/o Trevor Pettennude 1215 Delaware St. Denver, CO 80204	1,838,396

Plus Capital, LP Attn: Adam Lilling, Managing Partner 100 Wishire Blvd. #200 Santa Monica, CA 90401	367,679

The Kevin Yorn Trust 2000 Ave. of the Stars 3rd Floor, North Los Angeles, CA 90067	110,303

3-4 Surf, GP c/o Gettleson Witzer 16000 Ventura Blvd., Suite 900 Encino, CA 91436	183,839

Baroda Ventures LLC Attn: Peter T. Lee, President 245 South Beverly Drive Beverly Hills, CA 90212	183,839

Amplify.LA Capital II, LLC c/o Paul Bricault, Managing Director 1600 Main St. Venice, CA 90291	240,400

Name and Address	Number of Shares Held
QueensBridge Fund I, L.P. Attn: Managing Member 1801 Century Park East, Suite 1132 Los Angeles, CA 90067	91,919

Viking Power, LLC c/o Daniel Brown 1553 Platte St., Ste. 204 Denver, CO 80202	183,839

Siemer Ventures II LP Attn: Eric Manlunas, Managing Partner 1333 2nd St., Suite 600 Santa Monica, CA 90401	183,839

Clark W. Landry 732 Beverly Glen Blvd. Los Angeles, CA 90024	91,919

Structure Fund LP Attn: Partner 9229 Sunset Blvd. #810 West Hollywood, CA 90069	91,919

Scott C. Steigerwald 780 Core Drive Port Austin, MI 48467	735,358

Patrick M. Falle Living Trust c/o Patrick M. Falle 5228 Glengate Road Rochester Hills, MI 48306	441,215

William Essin 1648 Little Raven St. Denver, CO 80202	91,919

Bradley J. Zions 8818 Pinto Place Los Angeles, CA 90069	91,919

Equity Trust Company Custodian FBO Warren Loui IRA 5088 Alta Canyada Road La Canada, CA 91011	91,919

Series A Preferred Stock

Name and Address	Number of Shares Held
SeedInvest Direct Investors	3,510,059

Series A-2 Preferred Stock

Name and Address	Number of Shares Held
Each Person that is a party to the Purchase Agreement as an “Investor” thereunder.	The number of Shares of Series A-2 Preferred Stock sold to such Investor under the Purchase Agreement.

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of _________________, 2017 (the “Agreement”), by and among Denim.LA, Inc. (the “Company”), certain Rights Holders, certain Investors and certain Key Holders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Rights Holder, the Investor or Key Holder, as applicable, agrees as follows.

1.1           Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company or options, warrants or other rights to purchase such capital stock (collectively, the “Capital Stock”) for one of the following reasons (Check the correct box):

☐	as a transferee of Capital Stock from a party in such party’s capacity as a “Rights Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Rights Holder” for all purposes of the Agreement.

☐	as a transferee of Capital Stock from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” for all purposes of the Agreement.

☐	as a transferee of Capital Stock from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” for all purposes of the Agreement.

☐	as a new Rights Holder in accordance with Subsection 6.11 of the Agreement, in which case Holder will be a “Rights Holder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Subsection 6.11 of the Agreement, in which case Holder will be an “Investor” for all purposes of the Agreement.

☐	in accordance with Subsection 6.17 of the Agreement, as a new party who is not a new Rights Holder or Investor, in which case Holder will be a “Key Holder” for all purposes of the Agreement.

1.2           Agreement. Holder hereby (a) agrees that the Capital Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto, in the capacity as an “Investor,” a “Rights Holder” or a “Key Holder” to the extent set forth in Section 1.1 of this Adoption Agreement.

1.3           Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	Denim.LA, Inc.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number:

EXHIBIT B
CONSENT OF SPOUSE

I, ____________________, spouse of ________________, acknowledge that I have read the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of ____________________, 2017, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Key Holder Transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of ____________________, 2017.

Signature

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